                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           FEDERAL-MOGUL CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

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[FEDERAL MOGUL LOGO]
P.O. Box 1966, Detroit, Michigan 48235

March 11, 1996

To Our Shareholders:

  You are invited to attend the 1996 Annual Meeting of Shareholders which will be held at the Corporation's World Headquarters, 26555 Northwestern Highway (southwest corner of Northwestern Highway and Lahser Road), Southfield, Michigan on Wednesday, April 24, 1996. The meeting will start promptly at 10:30 a.m., local time. After the formal business session there will be a report to the shareholders on the progress of the Corporation. A discussion period will follow the report.

  The attached notice of the meeting and Proxy Statement describe the items of business to be transacted: (i) the election of seven directors; (ii) the approval of the appointment of Ernst & Young LLP as independent accountants for the Corporation for 1996; and (iii) such other business as may properly come before the meeting.

  Whether or not you plan to attend the meeting, we urge you to sign, date and return your Proxy in the addressed envelope enclosed for your convenience so that as many shares as possible may be represented at the meeting. No postage is required if the envelope is mailed in the United States. The giving of the Proxy will not affect your right to attend the meeting, nor, if you choose to revoke the Proxy, your right to vote in person.

                                          Dennis J. Gormley
                                          Chairman of the Board,
                                          President and Chief Executive
                                          Officer

-------------------------------------------------------------------------------

[FEDERAL MOGUL LOGO]
P.O. Box 1966, Detroit, Michigan 48235

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON APRIL 24, 1996

Southfield, Michigan
March 11, 1996

To the Shareholders of Federal-Mogul Corporation:

Notice is hereby given that the Annual Meeting of Shareholders of Federal-Mogul Corporation will be held at the World Headquarters of the Corporation at 26555 Northwestern Highway (southwest corner of Northwestern Highway and Lahser Road) Southfield, Michigan on Wednesday, April 24, 1996, at 10:30 a.m., local time, for the following purposes:

1. To elect seven directors of the Corporation to hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified;

2. To approve the appointment by the Board of Directors of Ernst & Young LLP as independent accountants to audit the financial statements of the Corporation and its consolidated subsidiaries for the year 1996; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record on February 28, 1996 will be eligible to vote at this meeting. The stock transfer books of the Corporation will not be closed, but only shareholders of record at the close of business on such date will be entitled to notice of and to vote at the meeting.

                                          By order of the Board of Directors,

                                          Diane L. Kaye
                                          Vice President, General Counsel and
                                          Secretary

-------------------------------------------------------------------------------
YOU ARE URGED TO DATE, SIGN AND MAIL THE ENCLOSED FORM OF PROXY IN THE ACCOMPANYING ADDRESSED ENVELOPE AT YOUR EARLIEST OPPORTUNITY, THEREBY SAVING YOUR CORPORATION THE EXPENSE OF FURTHER SOLICITATION OF PROXIES.

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

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[FEDERAL MOGUL LOGO]
P.O. Box 1966, Detroit, Michigan 48235                           March 11, 1996

                                PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Federal-Mogul Corporation to be used at the Annual Meeting of Shareholders, and at any adjournment thereof, to be held on Wednesday, April 24, 1996, at the World Headquarters of the Corporation at 26555 Northwestern Highway, Southfield, Michigan beginning at 10:30 a.m., local time. The mailing address of the principal executive offices of the Corporation is P.O. Box 1966, Detroit, Michigan 48235.

This Proxy Statement and the accompanying form of Proxy, which is being solicited by the Corporation, will be first sent or given to shareholders on or about March 11, 1996.

                     I. NOMINEES FOR ELECTION AS DIRECTORS

The nominees proposed herein for election as directors are willing to be elected as such, and it is intended that the persons named in the accompanying form of Proxy will vote for the election of such nominees unless shareholders specify otherwise in their proxies. The term of office of directors elected at the Annual Meeting will continue until the next Annual Meeting. If any nominee at the time of election is unable to serve, or otherwise is unavailable for election, and if other nominees are designated, the persons named in such proxy will have discretionary authority to vote or refrain from voting in accordance with their judgment on such other nominees. If any nominees are substituted by the Board of Directors, the persons named in the accompanying form of Proxy intend to vote for such nominees. Management is not aware of the existence of any circumstances which would render any nominee named hereunder unavailable for election. All nominees are currently directors of the Corporation.

[PHOTO OF      DENNIS J. GORMLEY, 56, Chairman of the Board, President and
DENNIS J.      Chief Executive Officer, Federal-Mogul Corporation.
GORMLEY]       Mr. Gormley has served as a director of the Corporation since
               1988 and as Chairman of the Board since May 1990. He is Chairman of the Executive and Finance Committee and a member of the Pension Committee.
               Mr. Gormley became Executive Vice President of the Corporation in 1986 and held that position until he became President and Chief Operating Officer of the Corporation in 1988. Mr. Gormley was appointed President and Chief Executive Officer of the Corporation in May 1989 and Chairman of the Board in May 1990.

               Mr. Gormley is also a member of the Board of Directors of Cooper Tire and Rubber Company and NBD Bank (Michigan), a subsidiary of First Chicago NBD Corp.

 [PHOTO OF     RODERICK M. HILLS, 65, President and Chief Executive Officer,
 RODERICK M.   Hills Enterprises Ltd.
 HILLS]        Mr. Hills has served as a director of the Corporation since
               1977. He is Chairman of the Nominating Committee and a member of the Audit and Pension Committees.
               From 1975 to 1977, Mr. Hills was Chairman of the Securities and
               Exchange Commission. He was Chairman and Chief Executive
               Officer of Peabody Coal Company from 1977 to 1978. Mr. Hills was a partner in the law firm of Latham, Watkins and Hills from 1978 to 1982 and counsel to the firm from 1982 to 1985. He was Chairman and Chief Executive Officer of Sears World Trade, Inc.
               from 1982 to 1984. In 1985, he left his law firm to assume a position at Yale University as Distinguished Faculty Fellow and
               Lecturer, School of Organization and Management. On January 1,
               1987, he was named Managing Director--Chairman of The
               Manchester Group Ltd. and has continued to manage that business, which is now conducted under the name of Hills
               Enterprises, Ltd. From May of 1989 until June 30, 1995, he also served successively as a partner of and/or a consultant to the law firms of Donovan Leisure Rogovin Huge & Schiller, Shea &
               Gould, and Mudge Rose Guthrie Alexander & Ferndon.

               Mr. Hills is also Vice Chairman of the Board of Directors of Oak Industries, Inc. and a member of the Board of Directors of Sunbeam-Oster, Inc.

 [PHOTO OF     JOHN J. FANNON, 62, Vice Chairman, Simpson Paper Company.
 JOHN J.       Mr. Fannon has served as a director of the Corporation since
 FANNON]       1986. He is a member of the Compensation, Nominating and
               Pension Committees.
               Mr. Fannon has held his present position since 1993. From 1980 until 1993, Mr. Fannon was a director and President of Simpson
               Paper. Simpson Paper is privately owned with annual sales exceeding $1 billion. It manufactures and sells bleached and unbleached pulp and a variety of paper grades on a global basis.


 [PHOTO OF     JOHN C. POPE, 46, Chairman of the Board, MK Rail Corporation.
 JOHN C. POPE] Mr. Pope has served as a director of the Corporation since
               1987. He is Chairman of the Audit Committee and a member of the Compensation, Executive and Finance, and Nominating Committees.
               Mr. Pope was President, Chief Operating Officer and Director of
               UAL Corporation and United Air Lines from May 1, 1992 until
               July 12, 1994. Previously, Mr. Pope was appointed Executive
               Vice President, Chief Financial Officer and Treasurer of UAL
               Corporation, and Executive Vice President and Chief Financial
               Officer of United Air Lines in January 1988. He was elected to the additional position of Executive Vice President--Marketing and Planning of United Air Lines on May 7, 1989 which he held until October 22, 1990, when he was elected Executive Vice
               President--Marketing and Finance, and Chief Financial Officer of United Air Lines. In 1990, Mr. Pope was appointed Vice
               Chairman, Chief Financial Officer and Treasurer of UAL
               Corporation, and Vice Chairman and Chief Financial Officer of
               United Air Lines until May 1992. Prior to his service with UAL
               Corporation and United Air Lines, Mr. Pope was Senior Vice
               President of Finance, Chief Financial Officer and Treasurer of
               AMR Corporation and American Air Lines (1987-1988), and Senior
               Vice President of Finance and Chief Financial Officer of
               American Air Lines (1985-1987). Mr. Pope was named Chairman of the Board of MK Rail Corporation in 1995.

 [PHOTO OF     H. MICHAEL SEKYRA, 54, Chief Executive Officer of Auricon
 H. MICHAEL    Beteiligungs-AG and Chairman of the Supervisory Board of
 SEKYRA]       Boehler Uddeholm AG.
               Dr. Sekyra has served as a director of the Corporation since
               1991. He is a member of the Compensation, Nominating and Pension Committees.
               Dr. Sekyra, a native of Austria, is Chief Executive Officer of
               Auricon--a machinery and engineering group with companies in Austria, Germany and the United Kingdom. He is also Chairman of
               Boehler Uddeholm, one of the world's leading companies in tool and speed steel. Boehler Uddeholm successfully went public in 1995.

               From 1986 until 1993, Dr. Sekyra was head of the Austrian State Industry, where he conducted a huge restructuring program and prepared the group for privatization which is now almost finalized.
               Dr. Sekyra holds a number of board positions in banking and industrial enterprises.

 [PHOTO OF     ROBERT S. MILLER, JR., 54, Chairman of the Board, Morrison
 ROBERT S.     Knudsen Corporation.
 MILLER, JR.]  Mr. Miller has served as a director of the Corporation since
               1993. He is Chairman of the Compensation Committee and a member of the Audit, Executive and Finance, and Nominating Committees.
               Mr. Miller was Executive Vice President and Chief Financial
               Officer of Chrysler Corporation from 1981 until 1990 and Vice
               Chairman of the Board of Chrysler from 1990 until 1992. In
               1992, Mr. Miller joined the investment banking firm of James D.
               Wolfensohn in New York City as Senior Partner until 1993 when he left to join Moore Mill and Lumber Company, a privately held timber business in Oregon, as Vice President and Treasurer and as a member of the Board of Directors. In 1995, he was named
               Chairman of the Board of Directors of Morrison Knudsen
               Corporation.

               Mr. Miller is also member of the Board of Directors of Fluke Corporation, Pope & Talbot, Inc., Coleman Company, and Symantec Corp.

 [PHOTO OF     ANTONIO MADERO, 58, Founder, Chairman of the Board and Chief
 ANTONIO       Executive Officer, Corporacion Industrial Sanluis, S.A. de C.V.
 MADERO]       Mr. Madero has served as a director of the Corporation since
               February 1994. He is a member of the Audit, Nominating and Pension Committees.
               Mr. Madero founded Corporacion Industrial Sanluis, S.A. de C.V.
               and has served as its Chairman of the Board and Chief Executive
               Officer since 1979. Corporacion Industrial Sanluis is a Mexican holding company with interests in gold, silver, mining and auto parts.

               Mr. Madero is also a member of the Boards of Directors of Grupo Financiero Inverlat, S.A., of Cydsa, S.A. de C.V., Grupo Embotelladoras Unidas, S.A. de C.V., Alfa, S.A. de C.V., Grupo Industrial Saltillo, S.A. de C.V., Fondo Opcion, S.A. de C.V., Grupo Industrial Durango, S.A. de C.V., Seguros Comercial America, S.A., Grupo Posadas, S.A. de C.V., Banca Quadrum, S.A. de C.V., and Banca Chase (Mexico) S.A.

The Corporation's Board of Directors met seven times during 1995. The Board has standing Audit, Compensation and Nominating Committees. During 1995, all directors attended more than 75% of the aggregate number of meetings of the Board of Directors and the standing committees on which they served during the period in which they served as directors, except for Messrs. Madero and Sekyra, who had conflicting commitments outside the United States.

AUDIT COMMITTEE. The Audit Committee, which consists of Messrs. Pope (Chairman), Hills, Madero and Miller, held four meetings in 1995. This Committee (a) annually recommends to the Board independent accountants to serve as auditors of the Corporation and its consolidated subsidiaries, (b) reviews the scope of the independent accountants' audits, (c) reviews the independent accountants' audit reports, management letters and fees, (d) reviews the annual program of the internal auditing staff, and (e) reviews such special reports and comments as may be submitted by management or the internal auditing staff.

COMPENSATION COMMITTEE. The Compensation Committee consists of Messrs. Miller (Chairman), Fannon, Pope and Sekyra. The Compensation Committee met six times in 1995. This Committee (a) recommends to the Board the remuneration of officers of the Corporation, (b) establishes the formula used to determine the amount available for awards for members of the Corporation's Advisory Board under the 1977 Supplemental Compensation Plan and recommends to the Board amounts to be paid under such Plan as supplemental compensation to officers,
(c) recommends to the Board the granting of stock options to officers and other employees, (d) recommends to the Board changes in the various compensation, benefit and stock option plans of the Corporation, (e) periodically examines the compensation and benefit structure of the Corporation for key employees to determine that the Corporation is rewarding executive personnel in a manner consistent with sound business practices, and
(f) performs such other duties as are its responsibility under the various compensation, benefit and stock option plans of the Corporation that are applicable to officers.

NOMINATING COMMITTEE. The Nominating Committee, which consists of Messrs. Hills (Chairman), Fannon, Madero, Miller, Pope and Sekyra met three times in 1995. This Committee (a) recommends, when it deems appropriate, increasing or decreasing the number of members of the Board, (b) recommends to the Board the persons who should be considered for election as directors, (c) maintains for future use a current list of qualified candidates for nomination to the Board,
(d) reviews and recommends to the Board the annual compensation to be paid to non-employee directors, (e) recommends to the Board the names of directors to serve each year on the standing committees of the Board, and (f) reviews periodically with the Chief Executive Officer the plan for management's succession. The Committee will consider shareholder nominees for election at the 1997 Annual Meeting provided that such nominations are submitted in writing to the Secretary of the Corporation during the period beginning January 24, 1997 and ending February 23, 1997 together with the written consent of such nominees, the name, address and number of shares owned by the proponent, and all information required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended. Such dates are subject to change if the date of the 1997 Annual Meeting is significantly different than the date of the 1996 Annual Meeting. Reference is made to the Corporation's bylaws for a complete description of the procedures to be followed by shareholders in submitting nominations for the Board of Directors.

COMPENSATION OF DIRECTORS. Directors who are not employees of the Corporation (currently six directors) are paid cash retainers of $4,000 for each calendar quarter. In addition, they are paid fees for attending Board meetings of $1,000 per meeting. They also are paid fees for attending meetings of Committees of the Board of $700 per Committee meeting, if such meeting is held on the same day as a Board meeting, and $800 if it is not. Committee chairmen receive an additional $250 for each Committee meeting attended. A plan permitting directors to defer compensation is available to all directors who are not employees of the Corporation. Any deferred compensation remains part of the general funds of the Corporation and, until paid to the director or his beneficiary, will earn interest at a rate equal to the ten-year U.S. Treasury Bill rate plus 1% or, at the director's option, will be valued as though invested in the Corporation's Common Stock.

In addition to the cash portion of the annual retainer, for the five-year period beginning January 1, 1996, each non-employee director on such date was credited by the Corporation in the Non-Employee

Director Deferred Compensation Plan with a lump sum deposit of $25,000, representing an annual increase in the director's retainer fee of $5,000. The amount is valued as though invested in the Corporation's Common Stock and vests 20% for each year of service beginning on January 1, 1996.

During 1993, the Corporation implemented the Non-Employee Director Stock Award Plan (the "Award Plan") which was approved by shareholders in 1994. Under the Award Plan, current directors who are not employees of the Corporation received a one-time grant of 1,000 shares of Common Stock (subject to transfer restrictions lapsing over five years) on the date the Board approved the Award Plan and future directors who are not employees of the Corporation will receive a similar grant at the time they first become a director. The Award Plan also permits non-employee directors to elect to receive all or a portion of their annual retainer fee in Common Stock in lieu of cash.

Under the Corporation's Directors' Retirement Income Plan as amended, a former director who was a member of the Board on or after January 1, 1985 and who has never been an employee of the Corporation, is entitled to receive quarterly an amount equal to the amount of the quarterly retainer payable to the Corporation's non-employee directors as established by the Board and in effect on the date such person ceases to be a director. A director will be credited with a quarter-year of service for each three-month period or part thereof during which the director served continuously as a member of the Board. Such amount is payable to the retired director or his surviving spouse over a period of time which commences on such date and expires on the expiration of a period of time equal to the number of quarter-years of the director's service on the Board. In the event a director with five or more years of service on the Board dies before retiring, the director's surviving spouse will receive a lump sum payment equal to five times the annual retainer in effect on the date of death.

            II. APPROVAL OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors recommends that the shareholders approve the Board's appointment of the accounting firm of Ernst & Young LLP as independent accountants to audit the financial statements of the Corporation and its consolidated subsidiaries for the year 1996. The firm has conducted the audits for the Corporation for many years. If the appointment is not approved, the Board of Directors will appoint another independent accounting firm to audit the financial statements of the Corporation and its consolidated subsidiaries for the year 1996 without further action by the shareholders.

Representatives of Ernst & Young LLP are expected to be at the Annual Meeting and to be available to respond to appropriate questions. Such representatives will have the opportunity to make a statement if they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT ACCOUNTANTS TO AUDIT THE FINANCIAL STATEMENTS OF THE CORPORATION AND ITS CONSOLIDATED SUBSIDIARIES FOR THE YEAR 1996. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A DIFFERENT CHOICE IN THEIR PROXIES.

                  III. INFORMATION ON EXECUTIVE COMPENSATION

Set forth below is information concerning the annual and long-term compensation for services rendered in all capacities to the Corporation and its subsidiaries for the fiscal years ended December 31, 1995, 1994 and 1993, for each person who was as of December 31, 1995, the chief executive officer and the other four most highly compensated executive officers of the Corporation.

                          SUMMARY COMPENSATION TABLE
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
                   Annual Compensation                        Long Term Compensation Awards
---------------------------------------------------------- -------------------------------------
                                                                        Performance  Securities
                                              Other Annual Restricted      Stock     Underlying   All Other
   Name and Principal         Salary   Bonus  Compensation   Stock        Awards    Options/SARs Compensation
        Position         Year   ($)     ($)       ($)      Awards ($)     (#)(C)        (#)        ($) (F)
------------------------ ---- ------- ------- ------------ ----------   ----------- ------------ ------------
D.J. Gormley (A)(G)..... 1995 588,848       0       --      365,000(B)    80,000            0      101,279
Chairman of the Board,   1994 557,388 400,000       --      100,000(D)         0            0       87,118
President and Chief      1993 469,597 450,000       --            0            0      160,000       80,505
Executive Officer
W.G. Smith (A)(G)....... 1995 305,882       0       --      273,750(B)    25,000            0       35,017
Vice President;          1994 287,402 132,000       --       33,000(D)         0            0       31,878
President--Worldwide     1993 239,588 150,000       --            0            0       52,000       27,159
Aftermarket Operation
A.C. Johnson (A)(G)..... 1995 229,993       0       --      273,750(B)    25,000            0       26,272
Vice President;          1994 181,092  56,000    33,915(E)   14,000(D)         0            0       13,473
President--Worldwide     1993 165,918  42,500       --            0            0       16,000       12,052
Manufacturing Operation
W.A. Schmelzer (A)(G)... 1995 212,280       0       --       54,750(B)     7,000            0       33,571
Vice President and       1994 194,280  70,000       --       17,500(D)         0            0       32,440
Group Executive, Engine  1993 184,680  58,900       --            0            0       10,000       29,474
and Transmission
Products
J.J. Zamoyski (A)(G).... 1995 194,806       0       --       91,250(B)    12,000            0       21,694
Vice President and       1994 182,844  48,000       --       12,000(D)         0            0       22,356
General Manager          1993 169,410  79,000       --            0            0       16,000       19,179

-----------
(A) Aggregate restricted stock holdings at December 31, 1995 and the market value of such holdings at such date of $19.625 per share are as follows: D.J. Gormley--137,479 shares/$2,698,025; W.G. Smith--41,808 shares/$820,482; A.C.
Johnson--40,767 shares/$800,052; W.A. Schmelzer--10,959 shares/$215,070; and
J.J. Zamoyski--17,658 shares/$346,538. Dividends are payable on such shares to such individuals when and as declared.
(B) Restricted shares of common stock awarded February 8, 1995 subject to time-based vesting, valued at the closing price as of such date of $18.25. Shares awarded as follows: D.J. Gormley--20,000; A.C. Johnson--15,000; W.G. Smith--15,000; W.A. Schmelzer--3,000; and J.J. Zamoyski--5,000. Award vests 20% per year for five years following the date of grant. Dividends are payable to recipients when and as declared.
(C) Restricted shares of common stock awarded February 8, 1995 subject to performance-based vesting. Awards vest upon the attainment of two conditions:
(i) the minimum average market price of the Corporation's common stock is $40 per share for 20 consecutive business days and (ii) three years of continuous employment. Recipients receive dividends and may vote the shares. Awards also fully vest upon retirement, death, total disability or certain changes of control of the Corporation.
(D) To further increase executive stock ownership, restricted shares were awarded as part of 1994 supplemental compensation in lieu of cash; shares are valued at the closing price of $18.25 on February 8, 1995. One-third of total shares awarded vest each year following the date of grant (2-8-95). Dividends are payable to the recipients when and as declared.
(E) Includes club initiation fee of $21,649. Amounts for all other named officers were less than the required reporting level.
(F) Includes (i) Corporation match and ESOP contributions to the Salaried Employees' Investment Program, (ii) contributions under the Supplemental Executive Program, and (iii) contributions or allocations for split life insurance respectively for D.J. Gormley ($12,951, $69,751, $18,577); W.G. Smith ($8,707, $16,424, $9,886); A.C. Johnson ($10,152, $6,911, $9,209); W.A.
Schmelzer ($9,797, $12,171, $11,603); and J.J. Zamoyski ($8,938, $6,240,
$6,516).

(G) The Corporation is a party to executive severance agreements with Messrs. Gormley, Smith, Johnson, Schmelzer and Zamoyski. Benefits thereunder will be payable only if an actual or constructive termination of employment occurs within 36 months following a change in control of the Corporation. Such contractual benefits will consist of amounts up to 2.999 times the annualized reported taxable income during the five-year period preceding the change in control (or, if higher, the highest annual base salary in effect in the three-year period preceding such occurrence) for those years in which services were performed for the Corporation.

STOCK OPTIONS/STOCK APPRECIATION RIGHTS. No stock options or stock appreciation rights were granted to executive officers during fiscal 1995. The following table summarizes information with respect to options held by each of the named executive officers as of December 31, 1995. The values shown are hypothetical and depend on the future performance of the Corporation's stock. No stock appreciation rights are outstanding.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                    AND DECEMBER 31, 1995 OPTION/SAR VALUE
-------------------------------------------------------------------------------

                                                      Number of     Value of
                                                     Securities    Unexercised
                                                     Underlying   In-the-Money
                                                     Unexercised  Options/SARs
                                                    Options/SARs   at 12/31/95
                                            Value    at 12/31/95   at $19.625
                           Shares Acquired Realized Exercisable/  Exercisable/
Name                       on Exercise (#)   ($)    Unexercisable Unexercisable
----                       --------------- -------- ------------- -------------
D.J. Gormley..............          0            0     413,500/      $16,563/
                                                       160,000             0
W.G. Smith................          0            0     148,950/      $ 5,156/
                                                        52,000             0
A.C. Johnson..............          0            0       6,500/      $ 2,188/
                                                        16,000             0
W.A. Schmelzer............          0            0      20,500/      $     0/
                                                        10,000             0
J.J. Zamoyski.............      2,500       $2,500      83,100/      $ 2,094/
                                                        16,000             0

RETIREMENT PLANS. Under the Corporation's Personal Retirement Account Plan (the "PRA") benefits are payable upon retirement to salaried employees in the form of a lump-sum or annuity at the employee's election. The PRA is a defined benefit pension plan. Accrued pension benefits for participants are expressed as an account balance. Annual credits of 2, 3, 4, 6 or 8% of earnings are made to participants' accounts based on the employee's age. Earnings are defined as an employee's annualized salary in effect on January 1 of such year. Benefits vest based on a graded five-year schedule.

Estimated annual retirement benefits that may be provided by the PRA upon retirement at age 65, which is the mandatory retirement age for officers, assuming the employee converts the combined account balances into a single monthly life annuity, are as follows: D.J. Gormley--$115,979; W.G. Smith-- $113,642; A.C. Johnson--$104,529; W.A. Schmelzer--$63,832; and J.J. Zamoyski--
$84,649.

CERTAIN RELATED TRANSACTIONS. Pursuant to the Federal-Mogul Corporation Key Executive Stock Retention Loan Program (the "Program"), as of December 31, 1995, loans were outstanding to D.J. Gormley in the aggregate amount of $154,406 and to W.G. Smith in the aggregate amount of $345,794. The purpose of the Program is to encourage executives to retain ownership of Federal-Mogul stock and stock options by providing liquidity. Loans under the Program are evidenced by promissory notes and are secured by an assignment of proceeds from the sale of shares of Federal-Mogul Common Stock acquired upon the exercise of employee stock options or the sale of restricted share grants. The maximum term of the loans is five years. The Program also provides that interest on the outstanding principal balance of the loans is variable and is reset quarterly based on current broker margin account rates; at December 31, 1995, the interest rate on any outstanding principal balance was 8.75%.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Pursuant to rules adopted by the Securities & Exchange Commission, the Compensation Committee of the Corporation's Board of Directors has furnished the following report on executive compensation.

                         Role of Compensation Committee

The Compensation Committee is composed entirely of independent, non-employee directors of the Corporation. The Compensation Committee has supervised the development and implementation of the Corporation's compensation programs and as appropriate, with the assistance of independent compensation consultants, initiated new compensation policies designed to closely align the rewards to senior managers with an increase in the value of the Corporation's stock.

The Compensation Committee makes recommendations to the Board on compensation actions involving its executive officers, selected senior management, and the Chief Executive Officer. The Compensation Committee, which meets at least three times each year, recommends what compensation decisions are to be taken to the Corporation's full Board of Directors which has final authority on such matters.

                            Compensation Philosophy

Compensation of senior managers is set in accordance with compensation practices of the general industry labor markets in which the Corporation operates and are validated by independent consultants who review the standards of similar medium to large United States-based industrial corporations. Supplemental variable-based compensation policies, consisting of annual incentives and long-term stock option and restricted share programs are designed to provide senior managers with a total compensation package that meets or exceeds industry's averages only if well-defined business objectives are reached or exceeded.

                                  Base Salary

The base salary of executive management is determined by market-based surveys provided by an independent consultant and the individual executive's performance, relevant experience and demonstrated capabilities in meeting the requirements of the position. The Chief Executive Officer's base salary is determined by the Committee evaluating his attainment of stated overall goals and targets for the Corporation and his individual contribution and performance.

                           Supplemental Compensation

The Corporation's "Supplemental Compensation" Program provides the opportunity for annual incentive awards to its senior managers and executive officers, including the Chief Executive Officer. Each year targeted goals are set with the recommendation of the Compensation Committee. If met, such goals create a plan fund of a certain amount. The fund is adjusted based upon attainment of the target and reduced if the target is not met. In 1995, the targeted goal was based on increased earnings. Actual 1995 earnings per share were below the targeted minimum standard. As a result, supplemental compensation was not awarded.

                        Long-Term Incentive Compensation

The Long-Term Incentive Compensation for the Corporation's executive officers is created with stock options and restricted stock. Periodic grants of stock options and awards of restricted stock are made to executive officers based on their contribution to the long-term direction and success of the organization. The grant price is regularly set at or above the market price average on the day of the grant. The basis for this program is reviewed each year by the Compensation Committee.

In recent years, the Compensation Committee, with assistance from an independent consultant and the advice and participation of management, has designed innovative programs that reward executives for significant increases in the price of Corporation Common Stock. Accordingly, in 1991 the Compensation Committee awarded stock options at $22, approximately 50% above the price at which the Corporation's stock was then trading. In 1993, following the achievement of the $22 per share threshold, the Committee designated a program designed to set new goals to enhance shareholder value. The 1993 grants of stock options fully vest only when the Common Stock of the Corporation attains a market price of $55 per share.

On February 8, 1995, the Committee granted awards of restricted stock to executives, with vesting requirements designed to encourage a dramatic increase in the price of Federal-Mogul Common Stock. Approximately 80% of the total number of restricted shares awarded will vest only if two requirements are met:
(i) the price of Federal-Mogul Common Stock attains a minimum average price of $40 per share for 20 consecutive business days, and (ii) the individual is continuously employed by the Corporation for 36 months. The remaining shares awarded vest in equal amounts annually over five years. All shares vest immediately upon retirement, death, total disability or in the event of certain changes of control of the Corporation.

                             COMPENSATION COMMITTEE

                           R.S. Miller, Jr., Chairman
                       J.J. Fannon            J.C. Pope
                       A. Madero              H.M. Sekyra

February 7, 1996

                            STOCK PERFORMANCE CHART

The graph below compares the cumulative total shareholder return on the Corporation's Common Stock for the Corporation's last five fiscal years with the cumulative total return of the S & P Composite-500 Stock Index and the Dow Jones Total Return Index-Automobile Parts and Equipment, excluding rubber and tire companies. The graph assumes a $100 investment made at the beginning of the respective period and reinvestment of all dividends.


                             [GRAPH APPEARS HERE]

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
         AMONG FEDERAL-MOGUL CORPORATION, S&P 500 INDEX AND PEER GROUP


Measurement Period         FEDERAL-MOGUL       S&P         DOW JONES AUTO
(Fiscal Year Covered)      CORPORATION       500 INDEX     AFTERMARKET*
-------------------        ----------        ---------     --------------
Measurement Pt-
12/31/90                   $100              $100          $100
FYE 12/31/91               $115              $130          $123
FYE 12/31/92               $131              $140          $158
FYE 12/31/93               $239              $154          $206
FYE 12/31/94               $169              $156          $181
FYE 12/31/95               $169              $214          $221

*Excludes rubber & tire companies.

                         IV. INFORMATION ON SECURITIES

Only holders of the Corporation's Common Stock and of its Series C ESOP Convertible Preferred Stock of record at the close of business on February 28, 1996 will be entitled to vote at the Annual Meeting or any adjournment thereof. On such date there were outstanding 35,061,486 shares of Common Stock and 892,620 shares (with two votes per share) of Series C ESOP Convertible Preferred Stock which constitute all of the outstanding voting securities of the Corporation. The holders of shares of Common Stock at the close of business on the record date are entitled to one vote per share on all matters to be acted upon, and each share of Series C ESOP Convertible Preferred Stock is entitled to two votes, voting together with the Common Stock.

STOCK OWNERSHIP OF MANAGEMENT. As of February 1, 1996, shares of the Corporation's Common Stock and Series C ESOP Convertible Preferred Stock were owned beneficially by its directors and officers as a group as set forth in the following tables.

COMMON STOCK

                                                              Deferred
                                               Number of       Stock
                                          Shares Beneficially  Units
Name                                       Owned (A) (B) (C)    (F)      Total
----                                      ------------------- -------- ---------
Directors:
  D.J. Gormley ..........................        573,721 (D)      --     573,721
  J.J. Fannon ...........................          1,234        6,852      8,086
  R.M. Hills ............................         14,000       35,163     49,163
  A.Madero ..............................          1,028        2,744      3,772
  R.S. Miller, Jr. ......................          2,000 (E)    1,235      3,235
  J.C. Pope .............................          5,900 (E)    3,329      9,229
  H.M. Sekyra ...........................          3,064        1,235      4,299
Non-Director Officers:
  A.C. Johnson ..........................         49,730 (D)      --      49,730
  W.G. Smith ............................        191,556 (D)      --     191,556
  W.A. Schmelzer ........................         31,483 (D)      --      31,483
  J.J. Zamoyski .........................        103,693 (D)      --     103,693
  All directors and officers as
   a group (21 persons, including
   those named above) ...................      1,331,043       50,558  1,381,601

------------
(A) Unless otherwise indicated, beneficial owners have sole voting power and sole investment power with respect to all shares.
(B) Includes shares which may be acquired by the exercise of stock options granted by the Corporation and exercisable on or before April 1, 1996: D.J. Gormley-413,500 shares; W.G. Smith-148,950 shares; A.C. Johnson-6,500 shares; W.A. Schmelzer-20,500 shares; and J.J. Zamoyski-83,100 shares; all officers, including Mr. Gormley-887,000 shares. The shares issuable to each of the foregoing individuals upon exercise of their options were regarded as outstanding for calculating the percentage of Common Stock beneficially owned by such individual.
(C) Mr. Gormley beneficially owned 1.6% of the outstanding shares and the officers and directors as a group beneficially owned 3.7%. As of February 1, 1996 each other individual officer and director owned less than 1%.
(D) Includes 137,479 shares of restricted stock granted under the 1989 Performance Incentive Stock Plan to D.J. Gormley; 41,808 shares to W.G. Smith; 40,767 shares to A.C. Johnson; 10,959 shares to W.A. Schmelzer; 17,658 shares to J.J. Zamoyski; and 108,055 shares to all other officers.
(E) Mr. Miller shares voting power with respect to 1,000 such shares; Mr. Pope shares voting power with respect to 400 such shares.
(F) Deferred stock units--Under a plan adopted by the Board of Directors, non-employee directors may elect to defer receipt of all or a portion of their compensation by converting amounts deferred into units of Common Stock of the Corporation. These stock units are credited with dividend equivalents in the form of additional stock units. Amounts also include 1,235 restricted deferred stock units awarded to each non-employee director; such amount vests over five years.

SERIES C ESOP CONVERTIBLE PREFERRED STOCK

                                                                     Number of
                                                                      Shares
                                                                   Beneficially
Name                                                               Owned (A) (B)
----                                                               -------------
D.J. Gormley .....................................................     1,222
W.G. Smith .......................................................       295
A.C. Johnson .....................................................       877
W.A. Schmelzer ...................................................     1,109
J.J. Zamoyski ....................................................     1,020
All other directors...............................................         0
All directors and officers as
 a group (21 persons, including
 those named above)...............................................     9,997

------------
(A) Shares allocated to personal accounts under the Salaried Employees' Investment Program of the Corporation. Participants share dispositive power over such shares with the Trustee. (See Program description). Such shares are voted (at the rate of two votes per share) by the Trustee in accordance with instruction from participants. Only directors who are employees of the Corporation (or were at the time such shares were issued) are eligible to receive Series C ESOP Convertible Preferred Stock.
(B) Less than 1% of the class of Series C ESOP Convertible Preferred shares for any one director or officer.

OTHER BENEFICIAL OWNERS. Each person listed in the table below has filed a
Schedule 13G or Schedule 13D with the Securities and Exchange Commission or otherwise has informed the Corporation that it "beneficially owned" or acted as Trustee for holders of more than 5% of the Corporation's Common Stock as of December 31, 1995. The Corporation knows of no person or group beneficially owning more than 5% of the Corporation's Common Stock, except as noted below.

                                                                      Percent
Name and Address of Beneficial Owners              Number of Shares of Class (A)
-------------------------------------              ---------------- ------------
The Capital Group, Inc............................    3,432,960         9.8%
333 South Hope Street
Los Angeles, CA 90071 (B)
State Street Bank and Trust Company...............    2,156,688         6.1%
One Enterprise Drive
North Quincy, MA 02171 (C)
Comerica Bank.....................................    1,785,240         5.0%
411 W. Lafayette, 4th Floor
Detroit, MI 48226 (D)

------------
(A) Percentages are calculated based on outstanding shares of Common Stock as of February 1, 1996 of 35,051,359 shares. Does not assume conversion of the Corporation's Series C ESOP Convertible Preferred Stock or $3.875 Series D Convertible Exchangeable Preferred Stock except as noted.
(B) According to a Schedule 13G filed by The Capital Group, Inc., as of December 31, 1995 certain operating subsidiaries of The Capital Group, Inc. exercised investment discretion over various institutional accounts which, as of December 31, 1995, held 3,432,960 shares of the issuer. Capital Guardian Trust Company, a bank, and one of such operating companies, exercised investment discretion over 1,878,310 of said shares. Capital Research and Management Company and Capital International, Inc., registered investment advisers, and Capital International Limited and Capital International, S.A., other operating subsidiaries, had investment discretion with respect to 702,500, 37,260, 754,750 and 60,130 shares, respectively, of the above shares. This information includes 1,095,360 shares resulting from the assumed conversion of 394,300 shares of the Corporation's $3.875 Series D Convertible Exchangeable Preferred Stock.
(C) Shares that State Street Bank and Trust Company holds as of December 31, 1995 in its fiduciary capacity as Trustee for the Corporation's Salaried Employees' Investment Program and the Corporation's Employee Savings Program.
(D) Comerica Bank serves as Trustee for participants in the ESOP part of the Program and shares of beneficial ownership of all of the Series C ESOP Convertible Preferred Stock of the Corporation constituting all of the outstanding shares of that class. The Trustee is required by the terms of the Program to vote the allocated shares (990,912 as of December 31, 1995) according to the instructions by participants and is required to vote unallocated shares (794,328 as of December 31, 1995) of Preferred Stock and allocated shares for which no instructions are received in the same proportion (with two votes per share) as the allocated shares for which it has received instructions. The Trustee has the right under the terms of the Program under certain circumstances, to convert the allocated and unallocated shares of Preferred Stock subject to the Program into Common Stock at the rate of two shares of Common Stock for each share of Preferred Stock and thereafter dispose of such shares of Common Stock.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT. Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and directors, and persons who own more than 10% of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York and Pacific Stock Exchanges. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it since January 1, 1995, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Corporation believes that its officers, directors, and greater than 10% beneficial owners complied with all applicable filing requirements.

                             V. OTHER INFORMATION

A Proxy may be revoked at any time before it is exercised upon written notice to the Secretary of the Corporation. Unless revoked, the shares represented by the Proxy will be voted in accordance with the specifications made. If no specifications are made, such shares will be voted for the election of directors as proposed in this Proxy Statement and in favor of the approval of the appointment of Ernst & Young LLP as independent accountants to audit the financial statements of the Corporation and its consolidated subsidiaries for 1996.

The form of Proxy used in the Board of Directors' solicitation names D.J. Gormley, R.M. Hills and J.J. Fannon, and each of them, with power of substitution, as proxy holders. The Board of Directors does not intend to present any other matters at the meeting. However, should any other matters properly come before the meeting, it is the intention of such proxy holders to vote the Proxy in accordance with their best judgment.

All costs of solicitation of proxies will be borne by the Corporation. In addition to solicitation by mail, the officers and employees of the Corporation, who will receive no extra compensation therefore, may solicit proxies personally or by telephone. Also, the Corporation has engaged the firm of Georgeson & Co., Inc. to solicit proxies for an approximate charge of $7,000. The Corporation will reimburse brokerage houses, custodians, nominees and fiduciaries for their expense in mailing proxy material to principals.

The Annual Report of the Corporation to shareholders, including financial statements, for the fiscal year ended December 31, 1995, has been forwarded to all shareholders. The Annual Report does not form any part of the material for the solicitation of Proxies.

SHAREHOLDER PROPOSALS. Proposals of shareholders intended to be presented at the 1997 Annual Meeting of Shareholders must be received by the Secretary of the Corporation at the Corporation's principal executive offices on or before November 11, 1996.

                                          By order of the Board of Directors,

                                          Diane L. Kaye
                                          Vice President, General Counsel
                                          and Secretary

Federal-Mogul Corporation
WORLD HEADQUARTERS
P.O. Box 1966
Detroit, Michigan 48235





  [RECYCLED PAPER LOGO]
Printed on Recycled Paper


  [FEDERAL MOGUL LOGO]

________________________________________________________________________________























--------------------------------------------------------------------------------

                             [LOGO] FEDERAL MOGUL

      PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 24, 1996

     The signer(s) hereby appoints D. J. GORMLEY, R. M. HILLS, and J. J. FANNON and each or any of them, the Proxy for the signer(s), with power of substitution, to represent and to vote with the same force and effect as the signer(s) at the Annual Meeting of Shareholders of Federal-Mogul Corporation to be held on April 24, 1996, and at any adjournment or adjournments thereof, as specified on the reverse side hereof with respect to the matters there indicated. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting. Receipt is acknowledged of the Notice of Meeting and Proxy Statement dated March 11, 1996.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER ON THE REVERSE SIDE HEREOF. IF NO DIRECTION IS INDICATED, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS NAMED IN THE PROXY STATEMENT DATED MARCH 11, 1996, AND FOR THE APPOINTMENT OF ERNST & YOUNG AS INDEPENDENT ACCOUNTANTS.

                      (Continued and to be dated and signed on the reverse side)


                                       FEDERAL MOGUL
                                       P.O. BOX 11019
                                       NEW YORK, N.Y. 10203-6010




--------------------------------------------------------------------------------

________________________________________________________________________________

[LOGO] FEDERAL MOGUL



















     Please Detach Proxy Card Here, Sign, and Return in Enclosed Envelope
    |                                                                    |
--------------------------------------------------------------------------------

The Board of Directors recommends a vote FOR Items 1 and 2.

1. ELECTION OF DIRECTORS

   FOR all nominees listed below  [_]

   WITHHOLD AUTHORITY to vote for all nominees listed below  [_]

   *EXCEPTIONS  [_]

Nominees: D. J. GORMLEY, R. M. HILLS, J. J. FANNON, J. C. POPE, H. M. SEKYRA,
          R. S. MILLER, JR., A. MADERO
(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "Exemptions" box and write that nominee's name in the space provided below.)

*EXCEPTIONS ____________________________________________________________________


2. APPROVE APPOINTMENT OF ERNST & YOUNG.

   FOR  [_]    AGAINST  [_]    ABSTAIN  [_]

Address change and/or Comments Mark Here  [_]

                                            Please sign exactly as name appears
                                            at left. When shares are held by
                                            joint tenants, both should sign.
                                            When signing as attorney, executor,
                                            administrator, trustee or guardian,
                                            please give full title as such. If
                                            a corporation please sign in full
                                            corporate name by president or other
                                            authorized officer. If a
                                            partnership, please sign in
                                            partnership name by authorized
                                            person.

                                            Dated _______________________, 1996

                                            ___________________________________
                                                         Signature

                                            ___________________________________
                                                 Signature, if held jointly

                                            Votes must be indicated (X) in
                                            Black or Blue Ink.  [_]

Please mark with an "X", sign, date and return this proxy promptly.
________________________________________________________________________________